Exhibit 99.1

Press Release

CENCORA ELECTS ELLEN COOPER TO ITS BOARD OF DIRECTORS

CONSHOHOCKEN, PA, January 22, 2026 — Cencora, Inc. (NYSE: COR) today announced that its Board of Directors has elected Ellen Cooper as a new independent director, effective January 20, 2026.

Ms. Cooper is the Chairman, President and Chief Executive Officer of Lincoln Financial. Prior to assuming the role of CEO in May 2022, she served as Executive Vice President, Chief Investment Officer, Head of Enterprise Risk and Annuity Solutions. Prior to joining Lincoln, Ms. Cooper was with Goldman Sachs Asset Management, where she served as Managing Director and Global Head of Insurance Strategy. Earlier in her career, she was the Chief Risk Officer for AEGON Americas and a Principal at Ernst & Young LLP.

“Ellen’s expertise in risk management and experience as a leader in a regulated and complex industry will build upon the Board’s ability to continue to support Cencora’s long-term sustainable growth. Her appointment underscores the Board’s ongoing focus on enhancing its breadth and depth to guide the company into the future,” said Mark Durcan, Chair of Cencora’s Board of Directors.

“Ms. Cooper is a recognized leader in the insurance industry with strong strategic acumen and financial experience. She brings valuable perspective as Cencora enhances our position as a leading healthcare company and delivers on our purpose of being united in our responsibility to create healthier futures,” said Robert P. Mauch, President and Chief Executive Officer of Cencora.

Ms. Cooper holds a Bachelor of Business Administration from Temple University. She is a Fellow of the Society of Actuaries and a Chartered Enterprise Risk Analyst, as well as a Chartered Financial Analyst charter holder. She currently serves on the Executive Committee of the American Council of Life Insurers and the Board of Trustees of Temple University.

About Cencora

Cencora is a leading global pharmaceutical solutions organization centered on improving the lives of people and animals around the world. We partner with pharmaceutical innovators across the value chain to facilitate and optimize market access to therapies. Care providers depend on us for the secure, reliable delivery of pharmaceuticals, healthcare products, and solutions. Our 51,000+ worldwide team members contribute to positive health outcomes through the power of our purpose: We are united in our responsibility to create healthier futures. Cencora is ranked #10 on the Fortune 500 and #18 on the Global Fortune 500 with more than $300 billion in annual revenue. Learn more at investor.cencora.com

Contact:

Melissa O’Brien

Vice President, Investor Relations

melissa.obrien@cencora.com